Exhibit 99.1

Massimo Group Reports FY2025 Results, Delivers Margin Expansion and Advances Premium Product Pipeline

Company Highlights Improved Gross Margins, Strengthened Dealer Channel and Expands Premium HVAC Product Offerings

GARLAND, TX, March 31, 2026 — Massimo Group (NASDAQ: MAMO) (“Massimo” or the “Company”) today announced its financial results for the fiscal year ended December 31, 2025, and confirmed that it has filed its Annual Report on Form 10-K with the U.S. Securities and Exchange Commission.

The Company continues to transition toward a more disciplined, higher-margin operating model while advancing new product initiatives designed to support long-term growth.

Financial Highlights

●	Gross Margin: approximately 37.5%, compared to 29.7% in FY2024 (+780 basis points)

●	Gross Profit: $26.9 million, compared to $32.5 million

●	Net Income: $1.5 million, compared to $1.8 million

●	Revenue: $71.8 million, compared to $109.3 million

●	Cash at Year-End: $5.8 million, compared to $10.2 million

Revenue for 2025 reflects a deliberate strategy to rebalance dealer inventory, reduce channel saturation, and prioritize pricing integrity and long-term channel health over short-term volume growth.

Gross margin expansion was driven by product mix optimization, supply chain efficiencies, and ongoing cost control initiatives.

Operational and Strategic Highlights

During 2025, the Company executed a series of initiatives to strengthen the quality and sustainability of its business, including the following:

●	Rebalanced dealer inventory levels and improved channel health

●	Prioritized pricing discipline and reduced promotional activity

●	Enhanced product mix toward higher-margin offerings

●	Advanced supply chain and cost optimization efforts

These actions contributed to improved margin performance and position the Company for more stable long-term growth.

Business Platform

Massimo operates a nationwide platform supported by:

●	Approximately 2,800 dealer locations across the United States

●	Over 600 motor vehicle service providers

●	Over 5,500 marine service providers

●	A 376,000 square-foot integrated operations facility in Texas

This infrastructure provides the Company with a scalable national distribution and service platform capable of supporting future growth across both consumer and commercial markets.

Product Innovation and Pipeline Momentum

As part of its ongoing strategy, Massimo continues to expand its premium vehicle lineup with a focus on utility-driven, all-weather mobility solutions.

The Company has introduced its Sentinel Series UTVs and MVR Pro Series electric carts, both featuring fully integrated HVAC systems designed to enable year-round use across agricultural, commercial and recreational applications.

Following strong early demand and positive dealer response to initial HVAC-equipped models, Massimo plans to launch the Sentinel 770 HVAC in April 2026, with the Sentinel 1500 expected to follow in July 2026 as a new flagship platform.

The Company believes these premium offerings support its strategy of moving up-market, increasing average selling prices, and expanding into higher-value commercial and fleet applications.

Outlook and Growth Initiatives

Looking ahead, the Company remains focused on strengthening its core vehicle platform, expanding its distribution network, and developing commercial and fleet sales channels.

In addition, in 2026, the Company plans to explore selective opportunities in intelligent automation and scalable consumer service platforms. These areas may include robotic-assisted systems, AI-enabled retail solutions and security-related technologies.

These initiatives are in the early stages of evaluation and remain subject to further development and validation. The Company intends to pursue opportunities that align with its operational capabilities and long-term strategic objectives.

The Company expects continued progress in margin stability and channel normalization as it enters fiscal 2026.

CEO Commentary

David Shan, Chief Executive Officer of Massimo Group, commented:

“2025 marked a deliberate transition year in which we prioritized margin expansion, dealer channel health, and operational discipline. While these actions impacted near-term revenue, they have strengthened the foundation of our business.

At the same time, we are seeing strong momentum in our premium product initiatives, including the Sentinel UTV series and MVR Pro HVAC electric carts. Early demand for these models has been encouraging, and we believe they position us well to capture higher-value opportunities across both consumer and commercial markets.

As we move into 2026, we expect these new product introductions, combined with a healthier channel and improved pricing dynamics, to support more sustainable long-term growth.”

Annual Report on Form 10-K

The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, has been filed with the SEC and is available on the SEC’s website at www.sec.gov and on the Company’s investor relations website.

About Massimo Group

Massimo Group (NASDAQ: MAMO) is a U.S.-based provider of utility-focused powersports vehicles, recreational products, and marine equipment. The Company delivers feature-rich products through a nationwide distribution and service network and is focused on expanding its platform through product innovation, operational execution, and scalable channel development across consumer and commercial markets.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified because they contain words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “predict,” “project,” “target,” “potential,” “seek,” “will,” “would,” “could,” “should,” “continue,” “contemplate,” “plan,” and other words and terms of similar meaning. These statements include, but are not limited to, statements regarding future business strategies, product launches, channel development, commercial expansion, intelligent automation initiatives, and operational improvements.

Forward-looking statements are subject to risks, uncertainties, and assumptions that could cause actual results to differ materially from those expressed or implied by such statements, including those under “Risk Factors” in filings with the SEC made by Massimo. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update or revise any forward-looking statements, except as required by law.

Company Contact

Quenton Petersen
Vice President
Massimo Group
ir@massimomotor.com